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                                                                     EXHIBIT 4.3

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                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             POGO PRODUCING COMPANY




     Pogo Producing Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Pogo Producing Company, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and placing it before the stockholders of said corporation at the annual meeting held April 24, 2001 for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          The Restated Certificate of Incorporation of the Company is hereby amended by deleting the first paragraph of Article IV.A thereof in its entirety and replacing such first paragraph in order that such paragraph shall hereafter and in its entirety as follows:

               A. The total number of shares of all classes of stock which the corporation shall have authority to issue is 204,000,000 shares, divided into 200,000,000 shares of Common stock of the par value of $1 per share (Common Stock) and 4,000,000 shares of Preferred Stock of the par value of $1 per share (Preferred Stock).

     SECOND: That thereafter pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware and in accordance with the by-laws of Pogo Producing Company at which meeting the necessary number of shares as required were voted in favor of the amendment.

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     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Pogo Producing Company has caused this certificate to be signed by Paul G. Van Waganen, its Chairman of the Board, President and Chief Executive Officer, and Gerald A. Morton, its Vice President -- Law and Corporate Secretary, this 24th day of April, 2001.


                                       BY: Paul G. Van Waganen
                                           ---------------------------------
                                           Paul G. Van Waganen
                                           Chairman of the Board, President and
                                           Chief Executive Officer


                                       BY: Gerald A. Morton
                                           ---------------------------------
                                           Gerald A. Morton
                                           Vice President -- Law and
                                           Corporate Secretary